Kurv ETF Trust 485BPOS

Exhibit 99.(h)(8)

SCHEDULE A

TO THE

OPERATING EXPENSES LIMITATION AGREEMENT

DATED NOVEMBER 14, 2024,

BETWEEN KURV ETF TRUST AND KURV INVESTMENT MANAGEMENT LLC

(THE “AGREEMENT”)

Fund	Operating Expense Limit	Through Date
Kurv Yield Premium Strategy Amazon (AMZN) ETF	0.99% of the Fund’s average daily net assets	September 30, 2026
Kurv Yield Premium Strategy Apple (AAPL) ETF	0.99% of the Fund’s average daily net assets	September 30, 2026
Kurv Yield Premium Strategy Microsoft (MSFT) ETF	0.99% of the Fund’s average daily net assets	September 30, 2026
Kurv Yield Premium Strategy Google (GOOGL) ETF	0.99% of the Fund’s average daily net assets	September 30, 2026
Kurv Yield Premium Strategy Tesla (TSLA) ETF	0.99% of the Fund’s average daily net assets	September 30, 2026
Kurv Yield Premium Strategy Netflix (NFLX) ETF	0.99% of the Fund’s average daily net assets	September 30, 2026
Kurv High Income ETF	0.99% of the Fund’s average daily net assets	October 31, 2026
Kurv Enhanced Short Maturity ETF	0.35% of the Fund’s average daily net assets	May 31, 2027
Kurv Equity Option Income ETF	0.20% of the Fund’s average daily net assets	August 31, 2027

The parties hereto agree to the terms of this Appendix A to the Agreement effective as of July 29, 2026.

KURV ETF TRUST

By:	/s/ Howard Chan
Name: Howard Chan
Title: President, Principal Executive Officer, and Trustee

KURV INVESTMENT MANAGEMENT LLC

By:	/s/ Howard Chan
Name: Howard Chan
Title: President